                                POWER OF ATTORNEY

To be filed with the United States Securities and Exchange Commission

The undersigned, Eric S. Rangen, of UnitedHealth Group Incorporated, hereby authorizes and designates Dannette L. Smith, Deputy General Counsel and
Assistant Secretary, and Forrest G. Burke, Acting General Counsel, to sign on his behalf any Forms 3, 4 or 5 required to be filed with the Securities and
Exchange Commission at any date following the date hereof.  The undersigned also revokes all previous powers of attorney to sign on his behalf any Forms 3, 4 or 5 as of the date hereof.

This Power of Attorney shall remain in effect until specifically revoked by the undersigned.

Date:   December 21, 2006

                                                                /s/ Eric S. Rangen
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                                                                        Eric S. Rangen